SCULPTOR CAPITAL MANAGEMENT REPORTS THIRD QUARTER 2021 RESULTS
NEW YORK, November 3, 2021 - Sculptor Capital Management, Inc. (NYSE: SCU) today reported a GAAP Net Loss Attributable to Class A Shareholders of $4.3 million, or $0.17 per basic and diluted Class A Share, for the third quarter of 2021.
Third Quarter 2021 Highlights
▪Distributable Earnings1,2 for the third quarter of 2021 were $35.3 million, or $0.58 per Fully Diluted Share
▪A cash dividend of $0.28 per Class A Share was declared for the third quarter of 2021, payable on November 22, 2021, to Class A Shareholders of record as of November 15, 2021
▪Sculptor Master Fund was up 1.4% net for the third quarter of 2021 and up 7.4% net year-to-date through September 30, 2021
▪Sculptor Credit Opportunities Master Fund and Sculptor Customized Credit Focused Platform were both up 2.4% net, for the third quarter of 2021 and up 14.4% and 14.1% net, respectively, year-to-date through September 30, 2021
▪Assets under management were $37.5 billion as of September 30, 2021, up $1.5 billion year-over-year which includes longer-term assets under management of $24.9 billion, up $430.2 million year-over-year
▪Adjusted net assets1,3 grew by $90.7 million during the quarter to $392.6 million
October 2021 Update
▪Sculptor Master Fund was up 1.8% net month-to-date in October, bringing year-to-date performance to up 9.3% net through October 31, 2021
▪Sculptor Credit Opportunities Master Fund and Sculptor Customized Credit Focused Platform were up 0.5% and 0.8% net, respectively, month-to date in October, bringing year-to-date performance for both to up 15.0% net through October 31, 2021
▪As of November 1, 2021, assets under management were $37.2 billion
Sculptor will hold a conference call on Thursday, November 4, 2021, 8:30 am ET. The call can be accessed by dialing +877-407-0312 (in the U.S.) or +201-389-0899 (international) or via webcast available on our website.

FORWARD LOOKING STATEMENTS: PLEASE SEE PAGE 25 OF THIS PRESS RELEASE FOR DISCLOSURES ON FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.
1 Distributable Earnings and adjusted net assets and their components are non-GAAP measures. For more information on and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 19 through 22.
2 Distributable Earnings is a measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement and dividends accrued on the Preferred Units (whether paid or deferred).
3 Adjusted net assets include cash, cash equivalents and United States (“U.S.”) government obligations, at fair value, investments in funds, excluding employee-related investments, and investments in CLOs, net of financing, reduced by principal outstanding of debt obligations and par value of Preferred Units.

Financial Highlights

(dollars in millions, except per share amounts)	3Q '21	2Q '21	3Q '20	YTD ‘21	YTD ‘20
GAAP Results
Net (Loss) Income Attributable to Sculptor Capital Management	$(4.3)	$21.8	$10.3	$(2.8)	$(39.9)
Net (Loss) Income Attributable to Class A Shareholders	$(4.3)	$21.8	$8.0	$(2.8)	$(45.5)
(Loss) Earnings per Class A Share - basic	$(0.17)	$0.87	$0.35	$(0.11)	$(2.02)
(Loss) Earnings per Class A Share - diluted	$(0.17)	$0.40	$0.25	$(0.50)	$(2.71)

Non-GAAP Financial Measures[1]
Distributable Earnings[2]	$35.3	$67.3	$29.3	$139.1	$(62.1)
Distributable Earnings Per Fully Diluted Share	$0.58	$1.12	$0.52	$2.32	$(1.11)
Adjusted Net Assets[3]	$392.6	$301.9	$89.9	$392.6	$89.9

Capital Metrics
Assets Under Management	$37,459	$37,804	$35,984	$37,459	$35,984

Management Commentary

We continue to execute on our stated goals. This will always start with delivering investment results across the platform that meet or exceed the stated objectives for each of our investment products. We are pleased to continue to perform in this fashion. While risk assets have broadly gone up this year, we have witnessed several highly unusual and “first of their kind” market, political, and societal upheavals along the way. Our investment process has steamed ahead throughout, generating results that exceed expectations and continue a trend of short, intermediate, and long-term outperformance.

As to fund flows, this year continues to mark what we hope and believe to be an inflection in the franchise. While we have received positive net flows into our multi-strategy funds on a year-to-date basis, net flows for the third quarter in our multi-strategy and opportunistic credit funds were down. At the risk of being repetitive, we measure our success in growing an enduring investment business over a period of years. We do not strive for, or expect, a straight line up in terms of asset growth. We were neither euphoric about first and second quarters flows, nor discouraged by third quarter flows. Stepping back and examining the health of the business overall, we are excited about what we see. Gross inflows continue to arrive at an encouraging pace exceeding $1.1 billion year-to-date through November 1st in our multi-strategy funds. Allocator engagement, consultant reviews, request for proposal participation and overall activity signal that the institutional investment community is excited about what we have delivered and can deliver. We believe allocators are now enthusiastic about our story at a firm level, giving our investment proposition an opportunity to stand on its own. We are confident that with such opportunity, we will receive our share of allocable capital.

Separately, as we continue to build our adjusted net asset position, we have several exciting new early stage initiatives that we hope will bear fruit in the coming years. Having a strong balance sheet is currently a meaningful advantage, if not a requirement, in the alternative asset management world. Now that we have the beginnings of one, we are enthusiastically looking at the range of options before us. We are not short of ideas. The options on productive uses of our time and capital seem nearly unlimited. The task at hand is to assess, prioritize, and make good risk reward judgements with those two most precious assets. While the best time to plant a tree is twenty years ago, the second best time is today. Like anything worthwhile, not every try will succeed and those that do will take a long time to get there. Our plan is to plant seeds in areas we think can be transformative to the long term enterprise; be they new products for our existing expertise, new channels for our existing products, or new investment areas altogether. We will share more on these potential investments as they develop. The areas we are exploring run in parallel, and are complementary, to the day job of delivering fund performance, managing risk and further developing what we have today with some of the best institutional clients in the world.

Our earnings for the third quarter were in-line with management expectations and guidance. For the first three quarters however, earnings were outsized versus a normalized, or calendarized, economic year. During the first three quarters, we recognized $119.6 million of incentive income from our multi-strategy and opportunistic credit funds without any associated discretionary bonus expense. Some of the discretionary bonus expense associated with this incentive income was accrued in the fourth quarter of 2020, but some is expected to be accrued in the fourth quarter of 2021. Typically, in the fourth quarter, we recognize most of our incentive income with annual crystallization schedules and accrue our annual discretionary bonus. Looking forward to the fourth quarter of 2021, we want to highlight that there can be a timing difference between when we can recognize incentive income and when we accrue our discretionary bonus expense. Keep in mind that the discretionary bonus is dependent upon a variety of factors, including fund performance for the full calendar year.

There is another dynamic we expect in the fourth quarter which is a ‘high class problem’ resulting from strong fund performance in our opportunistic credit funds this year. We will accrue the majority of the 2021 discretionary bonus in the fourth quarter related to Accrued but Unrecognized Incentive Income (“ABURI”) that we anticipate recognizing in future periods from these funds. This will reduce our earnings for the fourth quarter of 2021 and full-year 2021. The phenomenon we describe here is the inverse of the fourth quarter of 2020 during which we recognized meaningful incentive income from long term credit fund performance (ABURI crystallization) for which we had already incurred the bulk of the discretionary bonus expense.

For both of the reasons above, it is best to evaluate the earnings power of our organization across a multi-year period. As we continue to diversify the platform, our income statement throughout the course of a given year will look less and less like the days of yore where typically a ‘consistent’ first quarter through third quarter was followed by a ‘lumpy’ fourth quarter, but all of that activity was experienced largely within a single calendar year. We view this evolution as positive.

Performance4

(as of September 30, 2021)	3Q '21	YTD '21	FY2020	5 Year	Since Inception
Multi-Strategy Composite Net (inception April 1, 1994)(a)(b)	1.4%	7.4%	19.5%	10.9%	11.7%
HFRI Fund Weighted Composite Index(c)	(0.4)%	9.7%	11.8%	7.3%	7.9%
MSCI World(c)	0.7%	15.3%	14.1%	14.4%	8.4%
Balanced US 60/40 Index(c)	(0.4)%	6.7%	13.0%	8.9%	5.6%

Sculptor Credit Opportunities Master Fund Net (inception November 1, 2011) (a)(e)	2.4%	14.4%	(1.5)%	7.7%	10.1%
Customized Credit Focused Platform Net (weighted average returns, inception April 6, 2010)(a)(t)	2.4%	14.1%	8.7%	11.0%	12.7%
BAML Global High Yield(f)	(0.4)%	2.1%	8.0%	6.1%	6.5%
HFRX Fixed Income Credit Index(f)	(0.2)%	1.5%	11.3%	4.4%	3.2%

	Real Estate
Life-to-Date Performance (as of September 30, 2021)	Fund I(n)	Fund II(n)	Fund III(n)	Credit Fund I(n)
Gross(g)	25.5%	32.8%	28.0%	17.8%
Net(h)	16.1%	21.6%	18.6%	12.3%

Sculptor Master Fund was up 7.4% net year-to-date through September 30, 2021. The third quarter highlighted the diversification benefits of our multi-strategy investment framework. Alpha contributions across strategies and our integrated approach to risk management helped protect capital and deliver positive returns during September when global equities experienced their worst decline since the 2020 market downturn. Since inception through September 30, 2021, the Multi-Strategy Composite has generated an 11.7% net return with less than half the volatility of equity markets, achieving a Sharpe Ratio(b) of 1.5.

Sculptor Credit Opportunities Master Fund and our Customized Credit Focused Platform have generated year-to-date net performance gains through September 30, 2021 of 14.4% and 14.1%, respectively. In the third quarter the funds generated relatively consistent and stable performance across asset classes. The Sculptor Credit Opportunities Master Fund has generated a 10.1% annualized net return life-to-date through September 30, 2021, while the Customized Credit Focused Platform generated a 12.7% annualized net return life-to-date through September 30, 2021.

Our real estate funds continue to generate strong returns. Sculptor Real Estate Fund III has an 18.6% life-to-date annualized net return and Sculptor Real Estate Credit Fund I has a 12.3% life-to-date annualized net return through September 30, 2021. Both of these return streams have offered favorable risk reward profiles for their respective asset classes. In addition, we remain pleased with the pace of deployment as our most recent opportunistic fund, Sculptor Real Estate Fund IV, has committed approximately 40% of its $2.6 billion of commitments as of September 30, 2021.
4 See pages 23 through 24 of this press release for important information related to the footnotes referenced in this section.

Assets Under Management

Assets Under Management Roll Forward5

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Institutional Credit Strategies	Real Estate Funds	Total
Quarterly
June 30, 2021	$11,306	$6,467	$15,655	$4,376	$37,804
Inflows / (Outflows)	(42)	(66)	446	79	417
Distributions / Other Reductions	—	(7)	(825)	(118)	(950)
Appreciation / (Depreciation)(i)	192	139	—	(5)	326
Other(j)	—	—	(139)	—	(139)
September 30, 2021	$11,456	$6,533	$15,137	$4,332	$37,458

Year-to-Date
December 31, 2020	$10,504	$6,288	$15,698	$4,308	$36,798
Inflows / (Outflows)	155	(490)	1,481	457	1,603
Distributions / Other Reductions	—	(18)	(1,594)	(431)	(2,043)
Appreciation / (Depreciation)(i)	797	753	—	(2)	1,548
Other(j)	—	—	(448)	—	(448)
September 30, 2021	$11,456	$6,533	$15,137	$4,332	$37,458
Assets under management decreased $345.6 million during the third quarter to $37.5 billion. Assets under management are up $660.2 million year-to-date. Key drivers of the change in assets under management for the quarter were as follows:
▪Multi-strategy and opportunistic credit funds experienced modest net outflows of $42.0 million and $66.0 million, respectively, for the quarter.
–Despite net outflows, multi-strategy and opportunistic credit fund’s assets under management increased for the quarter on the back of fund appreciation.
▪Within Institutional Credit Strategies, CLO issuance remains active with a new U.S. CLO issued during the quarter, adding $391 million to assets under management. Our existing portfolio of CLOs continues to experience all the natural life-cycle events of a maturing platform including a redemption of one CLO and amortizations from three CLOs during the quarter.
▪Real estate funds’ assets under management remained relatively flat over the quarter with modest distributions to investors offset by inflows from capital called into funds outside of their investment period.
5 Includes amounts invested by the Company, its Executive Managing Directors, employees and certain other related parties for which the Company charged no management fees and received no incentive income for the periods presented. See page 24 of this press release for important information related to the footnotes references on this page.

Financial Results
GAAP Net Loss Attributable to Class A Shareholders
Net Loss Attributable to Class A Shareholders was $4.3 million for the third quarter of 2021, or $0.17 per basic and diluted Class A Share.

(dollars in millions, except per share amounts)	3Q '21	2Q '21	3Q '20	YTD ‘21	YTD ‘20
Revenues	$105.6	$137.9	$112.0	$366.9	$292.3
Management fees	76.8	76.6	68.1	227.4	195.4
Incentive income	27.0	59.5	41.5	134.4	89.1
Other revenues	1.8	1.8	2.3	5.1	7.7
Income of consolidated funds	—	—	0.1	—	0.1

Expenses	96.0	88.6	96.0	306.1	416.5
Compensation and benefits	53.1	59.5	65.0	201.8	197.7
Interest expense	3.2	4.1	4.5	12.2	14.9
General, administrative and other	39.7	25.0	26.5	92.1	203.8
Expenses of consolidated funds	—	—	—	—	0.1

Other (Loss) Income	(7.7)	(14.0)	8.1	(64.4)	2.8
Income taxes	8.6	13.1	9.4	20.0	(18.0)
Consolidated Net (Loss) Income	(6.7)	22.2	14.7	(23.6)	(103.4)
Less: Net loss (income) attributable to noncontrolling interests	2.4	(0.4)	(4.4)	20.8	63.5
Net (Loss) Income Attributable to Sculptor Capital Management, Inc.	$(4.3)	$21.8	$10.3	$(2.8)	$(39.9)
Change in redemption value of Preferred Units	—	—	(2.3)	—	(5.6)
Net (Loss) Income Attributable to Class A Shareholders	$(4.3)	$21.8	$8.0	$(2.8)	$(45.5)
(Loss) Earnings per Class A Share - basic	$(0.17)	$0.87	$0.35	$(0.11)	$(2.02)
(Loss) Earnings per Class A Share - diluted	$(0.17)	$0.40	$0.25	$(0.50)	$(2.71)

Revenues
Revenues were $105.6 million for the third quarter of 2021, down 6% from the third quarter of 2020 and down 23% from the previous quarter.
▪For details on the additional underlying drivers of our revenues, see the Economic Income analysis below.

Expenses
Total expenses for the third quarter of 2021 were $96.0 million, remaining relatively flat year-over-year and up 8% from the previous quarter.
▪Compensation and benefits expense decreased year-over-year due to lower equity-based compensation, bonus expense, headcount and salaries and benefits. Compensation decreased from the prior quarter, primarily due to lower bonus expense as a result of lower realizations in real estate.
▪Other losses for the quarter were higher year-over-year as a result of changes in fair value of warrant liabilities and lower net gains on investments. As compared to the prior quarter, other losses decreased primarily due to losses on retirement of debt recognized in the second quarter.
▪In the third quarter, we subleased a portion of our New York office space and recognized an impairment loss on its right-of-use asset of $11.2 million in general, administrative and other expenses. As a result of the sublease, we expect to save $14.3 million of rent costs through the lease maturity in 2029.
▪For details on the additional underlying drivers of our expenses, see the Economic Income analysis below.
Economic Income
Economic Income was $44.0 million for the third quarter of 2021. We reported third quarter 2021 Distributable Earnings of $35.3 million or $0.58 per Fully Diluted Share6.

(dollars in millions)	3Q '21	2Q '21	3Q '20	YTD ‘21	YTD ‘20
Revenues	$100.5	$132.3	$107.4	$351.2	$276.6
Management fees	71.7	70.9	63.5	211.7	179.8
Incentive income	27.0	59.5	41.5	134.3	89.1
Other revenues	1.8	1.9	2.4	5.2	7.7

Expenses	$56.5	$57.2	$65.0	$191.1	$316.1
Total compensation and benefits	34.4	35.8	41.4	122.7	122.4
Salaries and benefits	16.8	16.7	18.7	50.9	58.4
Bonus	17.6	19.1	22.7	71.8	64.0
General, administrative and other[7]	19.0	17.5	19.8	57.1	182.2

Interest expense	3.1	3.9	3.8	11.3	11.5

Economic Income Revenues
Revenues were $100.5 million for the third quarter. Key drivers were as follows:
▪Management fees for the third quarter of 2021 were up year-over-year driven by higher assets under management and were relatively flat quarter-over quarter driven by a mix of factors:
–Management fees from multi-strategy and opportunistic credit funds were up $2.3 million from the previous quarter on the back of higher assets under management.
–Average management fees remained relatively steady at 126bps in multi-strategy and 82bps in opportunistic credit.
–Management fees from Institutional Credit Strategies decreased from the previous quarter by $1.5 million primarily due to lower net fees resulting from the impact of resets of existing CLOs and lower recoupment of deferred management fees.
–As a result, average fees decreased from 35bps to 32bps net of fee rebates during the quarter.
6 Economic Income, Distributable Earnings and their components are non-GAAP measures. For more information on and reconciliations of the Company’s non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 19 through 22.
7 Year-to-date and quarter-to-date 3Q 2020 include legal settlements and provisions and related professional services expenses of $124.7 million and $2.3 million, respectively.

–The deferrals of CLO managements fees have been almost fully recouped with $2.2 million recouped this quarter and $0.3 million remaining. As of September 30th, one CLO was in deferral and that deferral was recouped in the fourth quarter. As of today we have no further CLO management fees in deferral.
▪Incentive income for the third quarter of 2021 was $27.0 million driven primarily by crystallizations in the multi-strategy and opportunistic credit funds. Incentive income in the multi-strategy funds was lower this period versus the prior quarter as a result of outsized incentive realized from certain investors in the Sculptor Master Fund that crystallized on June 30, 2021.

Economic Income Expenses
Total expenses for the third quarter of 2021 were $56.5 million, in line with our previously provided expense guidance.
▪Salaries and benefits and bonus expenses trended lower year-over-year due to a decrease in headcount and capitalization of software implementation labor costs, as we continue to invest in technology to enhance future operational efficiencies.
▪Salaries and benefits and bonus expenses remained relatively consistent quarter-over-quarter as this represents a normalized quarter of our compensation expenses.
–We accrue minimum annual discretionary cash bonuses on a straight-line basis during the year. The total amount of discretionary cash bonuses ultimately recognized for the full year, which is determined in the fourth quarter of each year, could differ materially from the minimum amount accrued, as the total discretionary cash bonus is dependent upon a variety of factors, including fund performance for the full calendar year.
–Further, as discretionary cash bonuses are generally determined based on fund performance in a given year, there may be differences in the timing of when bonuses are accrued and incentive income is recognized. This is particularly relevant for performance generated on our longer-term assets under management, as well as for assets under management that have annual incentive income crystallization dates other than at year end.
–Both of these factors could materially impact the fourth quarter as we recognized a significant amount of incentive income over the first three quarters with limited impact to bonus expense and have generated ABURI year-to-date from strong fund performance largely from our opportunistic credit funds which will not be recognized in the current year, but will have associated compensation expenses.
▪General, administrative, and other expenses for the third quarter of 2021 increased 8% from the prior quarter, primarily as a result of seasonally higher professional fees, as well as increases in other expenses driven in part by the return to the office of some of our employees.
▪Interest expense for the third quarter was lower, as it reflected the full quarter benefit of the $50.0 million prepayment of the 2020 Term Loan on June 21, 2021.

Adjusted Net Assets

(dollars in millions)	3Q '21	2Q '21	YE ‘20	YE ‘19	YE ‘18
Summary Assets
Cash, cash equivalents and U.S. government obligations, at fair value[8]	$384.6	$290.8	$288.1	$387.5	$495.3
Investments in funds, excluding employee-related investments[8]	86.0	84.9	51.2	49.1	26.7
Investments in CLOs, net of financing[8]	17.0	21.2	22.4	23.5	22.2
Summary Liabilities
2020 Term Loan[9]	(95.0)	(95.0)	(319.4)	—	—
2018 Term Loan[9]	—	—	—	(45.0)	(200.0)
Preferred Units[9]	—	—	—	(200.0)	(400.0)
Debt Securities[9]	—	—	—	(200.0)	—
Adjusted Net Assets[8]	$392.6	$301.9	$42.3	$15.1	$(55.8)

Our adjusted net assets continued to strengthen, growing $90.7 million during the quarter and are up $350.3 million since the beginning of the year. This is a result of both a material increase in assets and reduction of our debt. Our adjusted net asset position provides stability to our organization to weather potential downturns and opportunistically invest in growth initiatives that fit our core mission.

Longer-Term Assets Under Management

(dollars in millions)	3Q '21	2Q '21
Multi-strategy funds	$720	$694
Credit
Opportunistic credit funds	4,705	4,607
Institutional Credit Strategies	15,122	15,640
Real estate funds	4,332	4,376
Total	$24,879	$25,317
Percent of Total Firm Asset Under Management	66%	67%

Longer-term assets under management10 have continued to increase over time as a percentage of our total Firm assets under management. These have increased from 26% in 2013 to 45% in 2016 to 66% as of September 30, 2021 driven by growth in opportunistic credit, Institutional Credit Strategies and real estate funds. Longer-term assets under management create stability in our platform and provide more consistent management fee earnings.
8 These items are non-GAAP measures. For information on and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 19 through 22.
9 Represents principal outstanding of the debt obligations and par value of Preferred Units.
10 Longer-term assets under management are defined as assets under management from investors that are subject to commitment periods of three years or longer. Investors with longer-term assets under management may have less than three years remaining in their commitment period.

ABURI11

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Real estate Funds	Total
Quarterly
2Q '21	$20.0	$94.1	$109.3	$223.4
Recognized Incentive Income	—	(0.3)	(0.9)	(1.2)
Performance	2.8	21.0	6.6	30.4
3Q '21	$22.8	$114.8	$115.0	$252.6

Year-to-Date
4Q '20	$14.9	$14.9	$98.4	$128.2
Recognized Incentive Income	(3.8)	(3.0)	(14.8)	(21.6)
Performance	11.7	102.9	31.4	146.0
3Q '21	$22.8	$114.8	$115.0	$252.6
Incentive income, if any, on our longer-term assets under management is based on the cumulative investment performance generated over the respective commitment period.12 As of September 30, 2021, our ABURI was $252.6 million, up $29.2 million from the prior quarter and up $124.4 million since the end of 2020. The increase was driven by strong performance in our opportunistic credit and real estate funds. Our ABURI from longer-term assets under management generally comprises the following:

▪Multi-strategy ABURI is derived from clients in the three-year liquidity tranche, where incentive income will be recognized at the end of each client’s three-year period13.
▪Opportunistic credit ABURI is derived from three sources:
–Clients in the three-year and four-year liquidity tranches of our open-end opportunistic credit fund, where incentive income will be recognized at the end of each client’s three-year or four-year period13.
–Long-dated closed-end opportunistic credit funds, where incentive income will be recognized during each fund’s harvest period after invested capital and a preferred return has been distributed to the clients13.
–The Customized Credit Focused Platform, where incentive income is recognized at the end of a multi-year term; previously crystallized on December 31, 202013.
▪Real Estate ABURI is derived from long-dated real estate funds, where incentive income will start to be recognized following the completion of each fund’s investment period as investments are realized and after invested capital and a preferred return has been distributed to the clients13.

11 Certain ABURI amounts presented above will generally have compensation expense (on an Economic Income Basis) that will reduce the amount ultimately realized on a net basis. Compensation expense relating to ABURI from our real estate funds is generally recognized at the same time the related incentive income revenue is recognized as the compensation is structured as carried interest in these vehicles. Compensation expense relating to ABURI generated from our multi-strategy funds and opportunistic credit funds is generally recognized in the fourth quarter of the year the underlying fund performance is generated which may not occur at the same time that the related incentive income revenues are recognized.
12 ABURI is the amount of incentive income accrued at the fund level that has not yet been recognized in our revenues. These amounts may ultimately not be recognized as revenue by us in the event of future losses in the respective funds.
13 Other than tax distributions.

Shares Outstanding & Dividend
As of the end of the third quarter there were 60,529,204 weighted-average fully diluted shares outstanding. There are approximately 25,554,922 Class A Shares outstanding on which a cash dividend of $0.28 per share was declared for the third quarter of 2021, payable in the fourth quarter of 2021.

About Sculptor Capital Management
Sculptor Capital Management, Inc. is a leading global alternative asset management firm providing investment products in a range of areas including multi-strategy, credit and real estate. With offices in New York, London, Hong Kong and Shanghai, the Company serves global clients through commingled funds, separate accounts and specialized products. Sculptor Capital’s distinct investment process seeks to generate attractive and consistent risk-adjusted returns across market cycles through a combination of fundamental bottom-up research, a high degree of flexibility, a collaborative team and integrated risk management. The Company’s capabilities span all major geographies, in strategies including fundamental equities, corporate credit, real estate debt and equity, merger arbitrage, convertible and derivative arbitrage and structured credit. As of November 1, 2021, Sculptor Capital had approximately $37.2 billion in assets under management. For more information, please visit the Company's website (www.sculptor.com).

Investor Relations & Media Contact
Elise King
Head of Corporate Strategy and Shareholder Services
Sculptor Capital Management, Inc.
+1-212-719-7381
investorrelations@sculptor.com

Appendix

Fund Information

	Assets Under Management as of September 30,		Returns(a) for the Nine Months Ended September 30,				Annualized Returns Since Inception Through September 30, 2021
			2021		2020
(dollars in thousands)	2021	2020	Gross	Net	Gross	Net	Gross	Net
Multi-Strategy Funds
Sculptor Master Fund(b)	$10,476,043	$9,136,360	10.5%	7.4%	16.8%	12.4%	16.8%	11.7%
Sculptor Enhanced Master Fund	970,031	787,563	7.6%	5.2%	15.7%	11.7%	15.0%	10.4%
Other funds	10,468	29,371	n/m	n/m	n/m	n/m	n/m	n/m
	$11,456,542	$9,953,294
Credit
Opportunistic credit funds:
Sculptor Credit Opportunities Master Fund(e)	2,321,291	1,888,511	18.3%	14.4%	(5.6)%	(7.5)%	14.2%	10.1%
Customized Credit Focused Platform	3,878,535	3,279,505	See page 13 for information on the Company's Customized Credit Focused Platform.
Closed-end opportunistic credit funds	333,065	349,006	See page 13 for information on the Company's Customized Credit Focused Platform.
Other funds	—	524,137	n/m	n/m	n/m	n/m	n/m	n/m
	6,532,891	6,041,159
Institutional Credit Strategies	15,136,975	15,290,967	See page 14 for information on the Company's Institutional Credit Strategies.
	$21,669,866	$21,332,126

Real estate funds	4,332,050	4,698,165	See page 15 for information on the Company's real estate funds.

Other	—	—	n/m	n/m	n/m	n/m	n/m	n/m

Total	$37,458,458	$35,983,585

n/m - not meaningful
See page 23 of this press release for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Customized Credit Focused Platform

	Weighted-Average Returns for the Nine Months Ended September 30,				Inception to Date as of September 30, 2021
	2021		2020		IRR		Net Invested Capital Multiple
	Gross	Net	Gross	Net	Gross	Net
Customized Credit Focused Platform
Opportunistic Credit Performance	17.8%	14.1%	3.1%	2.3%	16.0%	12.3%	2.6x
See page 24 of this press release for important information related to information presented in this table above. Performance presented is for the opportunistic credit strategies in the Customized Credit Focused Platform. As of September 30, 2021, approximately 95% of the invested capital in the Customized Credit Focused Platform is invested in the Platform’s opportunistic credit strategies.

Closed-end Opportunistic Credit Funds

	Assets Under Management as of September 30,		Inception to Date as of September 30, 2021
			Total Commitments	Total Invested Capital(k)	IRR		Gross MOIC(m)
(dollars in thousands)	2021	2020			Gross(l)	Net(h)
Closed-end Opportunistic Credit Funds (Investment Period)
Sculptor European Credit Opportunities Fund (2012-2015)(n)	$—	$—	$459,600	$305,487	15.7%	11.8%	1.5x
Sculptor Structured Products Domestic Fund II (2011-2014)(n)	8,534	15,986	326,850	326,850	19.4%	15.3%	2.1x
Sculptor Structured Products Offshore Fund II (2011-2014)(n)	8,125	14,659	304,531	304,531	16.8%	13.1%	1.9x
Sculptor Structured Products Offshore Fund I (2010-2013)(n)	3,373	4,315	155,098	155,098	23.8%	19.1%	2.1x
Sculptor Structured Products Domestic Fund I (2010-2013)(n)	4,184	3,957	99,986	99,986	22.6%	18.0%	2.0x
Other funds	308,849	310,089	309,000	140,739	n/m	n/m	n/m
	$333,065	$349,006	$1,655,065	$1,332,691
n/m - not meaningful
See page 24 of this press release for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Institutional Credit Strategies

	Most Recent Launch or Refinancing Year		Assets Under Management as of September 30,
(dollars in thousands)		Deal Size	2021	2020
Collateralized Loan Obligations	2017	$2,269,082	$1,610,120	$1,643,275
	2018	6,920,173	6,106,647	6,601,668
	2019	1,115,396	463,456	1,073,495
	2020	1,868,287	1,703,807	1,433,921
	2021	4,680,601	3,964,836	3,209,415
		$16,853,539	$13,848,866	$13,961,774

Aircraft Securitization Vehicles	2018	696,000	447,999	475,415
	2019	1,128,000	323,089	381,680
	2020	472,732	171,372	183,122
		$2,296,732	$942,460	$1,040,217

Collateralized Bond Obligations	2019	349,550	273,987	274,632

Other Funds	n/a	n/a	71,662	14,344
		$19,499,821	$15,136,975	$15,290,967

Fund Information (contd.)
Real Estate Funds

(dollars in thousands)	Assets Under Management as of September 30,		Inception to Date as of September 30, 2021
				Total Investments
			Total Commitments	Invested Capital(p)	Total Value(q)	Gross IRR(g)	Net IRR(h)	Gross MOIC(r)
	2021	2020
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$—	$—	$408,081	$386,298	$847,612	25.5%	16.1%	2.2x
Sculptor Real Estate Fund II (2011-2014)(n)	26,148	60,550	839,508	762,588	1,585,106	32.8%	21.6%	2.1x
Sculptor Real Estate Fund III (2014-2019)(n)	332,515	474,133	1,500,000	1,101,784	1,898,503	28.0%	18.6%	1.7x
Sculptor Real Estate Fund IV (2019-2023)(s)	2,593,280	2,593,233	2,596,024	382,017	541,207	n/m	n/m	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	354,588	730,931	736,225	624,633	755,111	17.8%	12.3%	1.2x
Other funds	1,025,519	839,318	1,334,402	914,128	1,119,844	n/m	n/m	n/m
	$4,332,050	$4,698,165	$7,414,240	$4,171,448	$6,747,383

	Inception to Date as of September 30, 2021
(dollars in thousands)	Realized/Partially Realized Investments(q)				Unrealized Investments as of September 30, 2021
	Invested Capital	Total Value	Gross IRR(g)	Gross MOIC(r)	Invested Capital	Total Value	Gross MOIC(r)
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$386,298	$847,612	25.5%	2.2x	$—	$—	—
Sculptor Real Estate Fund II (2011-2014)(n)	762,588	1,585,106	32.8%	2.1x	—	—	—
Sculptor Real Estate Fund III (2014-2019)(n)	889,483	1,619,875	32.1%	1.8x	212,301	278,628	1.3x
Sculptor Real Estate Fund IV (2019-2023)(s)	161,730	268,404	n/m	n/m	220,287	272,802	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	274,660	364,726	20.6%	1.3x	349,973	390,385	1.1x
Other funds	188,232	333,798	n/m	n/m	725,896	786,046	n/m
	$2,662,991	$5,019,521			$1,508,457	$1,727,861
n/m - not meaningful
See pages 23 and 24 of this press release for important information related to the footnotes referenced in these tables above.

GAAP Consolidated Statements of Operations - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands, except per share amounts)	2021	2020	2021	2020
Revenues
Management fees	$76,820	$68,053	$227,391	$195,389
Incentive income	27,031	41,525	134,379	89,085
Other revenues	1,786	2,316	5,145	7,693
Income of consolidated funds	—	58	3	90
Total Revenues	105,637	111,952	366,918	292,257
Expenses
Compensation and benefits	53,078	65,030	201,759	197,739
Interest expense	3,277	4,488	12,280	14,944
General, administrative and other	39,672	26,465	92,070	203,786
Expenses of consolidated funds	—	34	2	53
Total Expenses	96,027	96,017	306,111	416,522
Other (Loss) Income
Changes in fair value of warrant liabilities	(12,710)	—	(50,885)	—
Changes in tax receivable agreement liability	(39)	—	(18)	278
Net losses on retirement of debt	—	—	(30,198)	(693)
Net gains on investments	5,068	8,157	16,685	3,266
Total Other (Loss) Income	(7,681)	8,157	(64,416)	2,851

Income (Loss) Before Income Taxes	1,929	24,092	(3,609)	(121,414)
Income taxes	8,653	9,397	19,985	(17,971)
Consolidated Net (Loss) Income	(6,724)	14,695	(23,594)	(103,443)
Less: Net loss (income) attributable to noncontrolling interests	2,386	(4,393)	20,777	63,552
Net (Loss) Income Attributable to Sculptor Capital Management, Inc.	(4,338)	10,302	(2,817)	(39,891)
Change in redemption value of Preferred Units	—	(2,285)	—	(5,598)
Net (Loss) Income Attributable to Class A Shareholders	$(4,338)	$8,017	$(2,817)	$(45,489)
(Loss) Earnings per Class A Share
(Loss) Earnings per Class A Share - basic	$(0.17)	$0.35	$(0.11)	$(2.02)
(Loss) Earnings per Class A Share - diluted	$(0.17)	$0.25	$(0.50)	$(2.71)
Weighted-average Class A Shares outstanding - basic	25,334,903	22,729,285	24,743,527	22,542,047
Weighted-average Class A Shares outstanding - diluted	25,334,903	49,737,060	40,763,033	38,559,963

GAAP Consolidated Statement of Comprehensive Income (Loss) - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2021	2020	2021	2020

Consolidated net (loss) income	$(6,724)	$14,695	$(23,594)	$(103,443)
Other Comprehensive (Loss) Income, Net of Tax
Other comprehensive loss - currency translation adjustment	(565)	—	(1,248)	—
Comprehensive (Loss) Income	(7,289)	14,695	(24,842)	(103,443)
Less: Comprehensive loss (income) attributable to noncontrolling interests	2,678	(4,393)	21,439	63,552
Comprehensive (Loss) Income Attributable to Sculptor Capital Management, Inc.	$(4,611)	$10,302	$(3,403)	$(39,891)

GAAP Consolidated Balance Sheets - Unaudited

(dollars in thousands)	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$143,005	$183,815
Restricted cash	1,803	3,162
Investments (includes assets measured at fair value of $458,106 and $309,805, including assets sold under agreements to repurchase of $161,013 and $123,616 as of September 30, 2021, and December 31, 2020, respectively)	619,341	414,974
Income and fees receivable	45,876	539,623
Due from related parties	17,864	14,086
Deferred income tax assets	226,103	240,288
Operating lease assets	88,420	104,729
Other assets, net	71,634	82,500
Assets of consolidated funds:
Other assets of consolidated funds	3	—
Total Assets	$1,214,049	$1,583,177
Liabilities and Shareholders' Equity
Liabilities
Compensation payable	$70,454	$234,006
Unearned income and fees	70,042	61,880
Tax receivable agreement liability	183,092	190,292
Operating lease liabilities	108,036	115,237
Debt obligations	120,167	334,972
Warrant liabilities, at fair value	88,712	37,827
Securities sold under agreements to repurchase	159,218	122,638
Other liabilities	34,780	51,445
Liabilities of consolidated funds:
Other liabilities of consolidated funds	2	—
Total Liabilities	834,503	1,148,297

Shareholders' Equity
Class A Shares, par value $0.01 per share, 100,000,000 and 100,000,000 shares authorized, 25,216,856 and 22,903,571 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	252	229
Class B Shares, par value $0.01 per share, 75,000,000 and 75,000,000 shares authorized, 32,887,882 and 32,824,538 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	329	328
Additional paid-in capital	207,791	166,917
Accumulated deficit	(265,848)	(178,674)
Accumulated other comprehensive income	146	732
Shareholders’ deficit attributable to Class A Shareholders	(57,330)	(10,468)
Shareholders’ equity attributable to noncontrolling interests	436,876	445,348
Total Shareholders’ Equity	379,546	434,880
Total Liabilities and Shareholders’ Equity	$1,214,049	$1,583,177

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited

				Nine Months Ended September 30,
(dollars in thousands, except per share amounts)	3Q '21	2Q '21	3Q '20	2021	2020
Net (Loss) Income Attributable to Class A Shareholders—GAAP	$(4,338)	$21,814	$8,017	$(2,817)	$(45,489)
Change in redemption value of Preferred Units	—	—	2,285	—	5,598
Net (Loss) Income Allocated to Sculptor Capital Management, Inc.—GAAP	$(4,338)	$21,814	$10,302	$(2,817)	$(39,891)
Net (loss) income allocated to Group A Units	(2,553)	(610)	4,494	(22,416)	(62,973)
Equity-based compensation, net of RSUs settled in cash	11,170	12,022	17,972	53,394	60,011
Adjustment to recognize deferred cash compensation in the period of grant	6,493	5,742	4,996	21,230	13,109
2020 Term Loan and Debt Securities non-cash discount accretion	239	351	831	1,024	3,482
Income taxes	8,653	13,047	9,397	19,985	(17,971)
Changes in fair value of warrant liabilities	12,710	13,231	—	50,885	—
Net losses on retirement of debt	—	6,525	—	30,198	693
Net gains on investments	(5,068)	(6,255)	(8,158)	(16,685)	(3,266)
Impairment of right-of-use asset	11,240	—	—	11,240	—
Adjustment for expenses related to compensation and profit-sharing arrangements based on fund investment performance	970	5,895	724	4,367	2,241
Changes in tax receivable agreement liability	39	559	—	18	(278)
Depreciation, amortization and net gains and losses on fixed assets	4,130	1,574	1,442	7,439	5,379
Other adjustments	364	1,217	428	2,234	(50)
Economic Income—Non-GAAP	$44,049	$75,112	$42,428	$160,096	$(39,514)
Payable for taxes and tax receivable agreement—Non-GAAP	(8,776)	(7,770)	(10,036)	(20,971)	(15,168)
Preferred Units dividends	—	—	(3,047)	—	(7,464)
Distributable Earnings—Non-GAAP	$35,273	$67,342	$29,345	$139,125	$(62,146)
Excluded expenses:
Legal settlements and provisions	—	—	2,040	—	118,940
Professional services expense related to legal settlements and provisions	—	—	293	—	5,804
Adjusted Distributable Earnings—Non-GAAP	$35,273	$67,342	$31,678	$139,125	$62,598
Weighted-average Class A Shares outstanding	25,334,903	25,025,974	22,729,285	24,743,527	22,542,047
Weighted-average Partner Units	29,028,658	29,028,658	29,279,294	29,029,879	29,406,185
Weighted-average Class A Restricted Share Units (RSUs)	3,289,109	3,402,259	4,110,587	3,463,072	4,186,109
Weighted-average warrants[1]	2,876,534	2,664,733	—	2,711,763	—
Weighted-Average Fully Diluted Shares	60,529,204	60,121,624	56,119,166	59,948,241	56,134,341
Distributable Earnings Per Fully Diluted Share—Non-GAAP	$0.58	$1.12	$0.52	$2.32	$(1.11)
Adjusted Distributable Earnings per Fully Diluted Share—Non-GAAP	$0.58	$1.12	$0.56	$2.32	$1.12
1 Weighted-average warrants are determined under a treasury stock method.

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

				Nine Months Ended September 30,
(dollars in thousands)	3Q '21	2Q '21	3Q '20	2021	2020
Management fees—GAAP	$76,820	$76,610	$68,053	$227,391	$195,389
Adjustment to management fees[1]	(5,145)	(5,707)	(4,576)	(15,743)	(15,618)
Management Fees—Economic Income Basis—Non-GAAP	71,675	70,903	63,477	211,648	179,771

Incentive income—GAAP	27,031	59,544	41,525	134,379	89,085
Adjustment to incentive income[2]	—	1	23	1	36
Incentive Income—Economic Income Basis—GAAP and Non-GAAP	27,031	59,545	41,548	134,380	89,121

Other Revenues—Economic Income Basis—GAAP and Non-GAAP	1,786	1,778	2,316	5,145	7,693
Total Revenues—Economic Income Basis—Non-GAAP	$100,492	$132,226	$107,341	$351,173	$276,585

Compensation and benefits—GAAP	$53,078	$59,447	$65,030	$201,759	$197,739
Adjustment to compensation and benefits[3]	(18,633)	(23,659)	(23,692)	(78,991)	(75,361)
Compensation and Benefits—Economic Income Basis—Non-GAAP	$34,445	$35,788	$41,338	$122,768	$122,378

Interest expense—GAAP	$3,277	$4,135	$4,488	$12,280	$14,944
Adjustment to interest expense[4]	(239)	(351)	(831)	(1,024)	(3,482)
Interest Expense—Economic Income Basis—Non-GAAP	$3,038	$3,784	$3,657	$11,256	$11,462

General, administrative and other expenses—GAAP	$39,672	$25,022	$26,465	$92,070	$203,786
Adjustment to general, administrative and other expenses[5]	(20,712)	(7,480)	(6,548)	(35,017)	(21,527)
General, administrative and other expenses—Economic Income Basis—Non-GAAP	18,960	17,542	19,917	57,053	182,259
Excluded expenses[6]	—	—	(2,332)	—	(124,744)
General, Administrative and Other Expenses Excluding Certain Expenses—Economic Income Basis—Non-GAAP	$18,960	$17,542	$17,585	$57,053	$57,516

Net (income) loss attributable to noncontrolling interests—GAAP	$(2,386)	$407	$4,393	$(20,777)	$(63,552)
Adjustment to net (income) loss attributable to noncontrolling interests[7]	2,386	(407)	(4,393)	20,777	63,552
Net (Income) Loss Attributable to Noncontrolling Interests—Economic Income Basis—Non-GAAP	$—	$—	$—	$—	$—

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

(dollars in thousands)	9/30/2021	6/30/2021	12/31/2020	9/30/2020	12/31/2019	12/31/2018
Cash and cash equivalents—GAAP	$143,005	$153,827	$183,815	$290,297	$240,938	$315,809
U.S. government obligations, at fair value—GAAP	241,570	137,016	104,295	152,174	146,565	179,510
Cash, Cash Equivalents and Long-Term U.S. Government Obligations—Non-GAAP	$384,575	$290,843	$288,110	$442,471	$387,503	$495,319

Equity method investments—GAAP	$161,235	$166,972	$105,169	$95,281	$81,991	$28,519
Equity method investments eliminated in consolidation	—	—	—	—	—	20,380
Employee-related investments[8]	(75,176)	(82,086)	(54,002)	(52,573)	(32,890)	(22,222)
Investments in Funds, Excluding Employee-Related Investments—Non-GAAP	$86,059	$84,886	$51,167	$42,708	$49,101	$26,677

CLOs, at fair value—GAAP	$216,536	$219,433	$205,510	$188,640	$182,870	$181,868
Financing related to investments in CLOs, at fair value[9]	(199,590)	(198,273)	(183,082)	(167,952)	(159,341)	(159,692)
Investments in CLOs, net of Financing—Non-GAAP	$16,946	$21,160	$22,428	$20,688	$23,529	$22,176

Summary Assets—Non-GAAP	$487,580	$396,889	$361,705	$505,867	$460,133	$544,172

2020 Term Loan[10]	$(95,000)	$(95,000)	$(319,400)	$—	$—	$—
2018 Term Loan[10]	—	—	—	(8,500)	(45,000)	(200,000)
Preferred Units[10]	—	—	—	(207,463)	(200,000)	(400,000)
Debt Securities[10]	—	—	—	(200,000)	(200,000)	—
Summary Liabilities—Non-GAAP	$(95,000)	$(95,000)	$(319,400)	$(415,963)	$(445,000)	$(600,000)

Adjusted Net Assets—Non-GAAP	$392,580	$301,889	$42,305	$89,904	$15,133	$(55,828)

Footnotes to Non-GAAP Reconciliations
(1) Adjustment to present management fees net of recurring placement and related service fees, as management considers these fees a reduction in management fees, not an expense.
(2) Adjustment to exclude the impact of eliminations related to the consolidated funds.
(3) Adjustment to exclude equity-based compensation, as management does not consider these non-cash expenses to be reflective of our operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement. In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.
(4) Adjustment to exclude amounts related to non-cash interest expense accretion on debt. The 2020 Term Loan and the Debt Securities were each recognized at a significant discount, as proceeds from each borrowing were allocated to warrant liabilities and the 2019 Preferred Units, respectively, resulting in non-cash accretion to par over time through interest expense for GAAP. Management excludes these non-cash expenses from Economic Income, as it does not consider them to be reflective of our economic borrowing costs.
(5) Adjustment to exclude depreciation, amortization, losses on fixed assets, and impairment of right-of-use lease assets as management does not consider these items to be reflective of our operating performance. Additionally, recurring placement and related service fees are excluded, as management considers these fees a reduction in management fees, not an expense.
(6) Adjustments to exclude legal settlements and provisions and related professional services expenses.

(7) Adjustment to exclude amounts attributable to the executive managing directors on their interests in the Sculptor Operating Group, as management reviews the operating performance of the Company at the Sculptor Operating Group level. The Company conducts substantially all of its activities through the Sculptor Operating Group.
(8) Adjustment to exclude investments in funds made on behalf of certain employees and executive managing directors, including deferred compensation arrangements.
(9) Adjustment to reduce the investments in CLOs by related financing, including CLO investments loans and principal outstanding on securities sold under agreements to repurchase.
(10) Represents principal outstanding of the debt obligations and par value of Preferred Units.

Non-GAAP Financial Measures
Distributable Earnings is a measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement and dividends accrued on the Preferred Units (whether paid or deferred). Economic Income and certain balance sheet measures presented on page 9 exclude the adjustments described above that are required for presentation of the Company's results and financial positions on a GAAP basis. Payable for taxes and tax receivable agreement presents the total estimated GAAP provision for current corporate, local and foreign taxes payable, as well as the current payable under the Company’s tax receivable agreement, assuming that all Economic Income was allocated to Sculptor Capital Management, Inc., which would occur following the exchange of all interests held by current and former executive managing directors in the Sculptor Operating Group (collectively, "Partner Units") for Class A Shares. The current tax provision and current payable under the tax receivable agreement reflect the benefit of tax deductions that are excluded when calculating Distributable Earnings, such as equity-based compensation expenses, legal settlements expenses, tax goodwill and various other items impacting the Company’s taxable income. Management believes that using the estimated current tax provision and current payable under the Company’s tax receivable agreement more accurately reflect earnings that are available to be distributed to shareholders.

For purposes of calculating Distributable Earnings per Share, the Company assumes that all Partner Units and Class A Restricted Share Units ("RSUs") have been converted on a one-to-one basis into Class A Shares and warrants are included on a treasury stock basis (collectively, "Fully Diluted Shares"). As of September 30, 2021, there were 3,385,000 Group P Units outstanding and 800,000 performance-based restricted share units ("PSUs"). Group P Units and PSUs do not participate in the economics of the Company until certain service and market-performance conditions are met; therefore, the Company will not include the Group P Units or PSUs in Fully Diluted Shares until such conditions are met. As of September 30, 2021, the market-performance conditions for outstanding instruments had not yet been met.

These non-GAAP measures should not be considered as alternatives to the Net Loss Attributable to Class A Shareholders or cash flow from operations, or as indicative of liquidity or the cash available to fund operations. You are encouraged to evaluate each of these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the Company's non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentations. The Company's non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Management uses Economic Income and Distributable Earnings, among other financial information, as the basis on which it evaluates the financial performance of the Company and makes resource allocation and other operating decisions, as well as to determine the earnings available to distribute as dividends to holders of the Company's Class A Shares and to the Company's executive managing directors.

Management uses adjusted net assets as a measure of the Company’s net debt position to evaluate the Company’s liquidity and organizational health. Management considers it important that investors review the same operating information that it uses. These measures are presented to provide a more comparable view of the Company's operating results year-over-year and the Company believes that providing these measures on a supplemental basis to the Company's GAAP results is helpful to shareholders in assessing the overall performance of the Company's business.

Fund Information - Footnotes
(a) Past performance is not indicative of future results. The return information reflected in these tables represents, where applicable, the composite performance of all feeder funds that comprise each of the master funds presented. Gross return information is generally calculated using the total return of all feeder funds, net of all fees and expenses except management fees of such feeder funds and master funds and incentive income allocated to the general partner of the funds, and the returns of each feeder fund include the reinvestment of all dividends and other income. Net return information is generally calculated as the gross returns less management fees and incentive income allocated to the general partner of the funds. Return information that includes investments in certain funds that the Company, as investment manager, determines lack a readily ascertainable fair value, are illiquid or should be held until the resolution of a special event or circumstance ("Special Investments") excludes incentive income allocated to the general partner of the funds on unrealized gains attributable to such investments, which could reduce returns on these investments at the time of realization. Special Investments and initial public offering investments are not allocated to all investors in the funds, and investors that were not allocated Special Investments and initial public offering investments may experience materially different returns. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar.

(b) The annualized returns since inception are those of the Sculptor Multi-Strategy Composite, which represents the composite performance of all accounts that were managed in accordance with the Company's broad multi-strategy mandate that were not subject to portfolio investment restrictions or other factors that limited the Company's investment discretion since inception on April 1, 1994. Performance is calculated using the total return of all such accounts net of all investment fees and expenses of such accounts, and the returns include the reinvestment of all dividends and other income. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar. For the period from April 1, 1994 through December 31, 1997, the returns are gross of certain overhead expenses that were reimbursed by the accounts. Such reimbursement arrangements were terminated at the inception of the Sculptor Master Fund on January 1, 1998. The size of the accounts comprising the composite during the time period shown vary materially. Such differences impacted the Company's investment decisions and the diversity of the investment strategies followed. Furthermore, the composition of the investment strategies the Company follows is subject to its discretion, has varied materially since inception and is expected to vary materially in the future. As of September 30, 2021, the annualized returns since the Sculptor Master Fund’s inception on January 1, 1998 were 13.6% gross and 9.3% net excluding Special Investments and 13.3% gross and 9.1% net inclusive of Special Investments.

The returns for the Sculptor Master Fund exclude Special Investments. Special Investments in the Sculptor Master Fund are held by investors representing a small percentage of assets under management in the fund. Inclusive of these Special Investments, the returns of the Sculptor Master Fund for nine months ended September 30, 2021 were 10.9% gross and 7.9% net, for year ended December 31, 2020 were 25.3% gross and 18.6% net, for nine months ended September 30, 2020 were 15.8% gross and 11.6% net, and annualized since inception through September 30, 2021 were 16.5% gross and 11.5% net.

Sharpe Ratio is a measure of the risk-adjusted return of the Fund, or benchmark, as applicable. The Sharpe Ratio is calculated by subtracting the annualized risk-free rate from the annualized portfolio return, and dividing that amount by the standard deviation of the portfolio's monthly returns in excess of the risk-free rate. The risk-free rate of return used in computing the Sharpe Ratio is the 1-month LIBOR compounded monthly throughout the periods presented.

(c) Source: Bloomberg, HFRI. The comparison shows the returns of the MSCI World Gross Local Index (GDDLWI Index), the Balanced US 60/40 Index (VBINX US Equity) and the HFRI Fund Weighted Composite Index (HFRIFWI Index (the “Broader Market Indices”) against the Multi-Strategy Composite. This comparison is intended solely for illustrative purposes to show a historical comparison of the Master Fund Composite to the broader markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Master Fund or the Feeder Funds will perform relative to the Broader Market Indices in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in the Master Fund Composite and will therefore have different risk and reward profiles.

(d) RESERVED

(e) The returns for the Sculptor Credit Opportunities Master Fund exclude Special Investments. Special Investments in the Sculptor Credit Opportunities Master Fund are held by investors representing a small percentage of assets under management in the fund. Inclusive of these Special Investments, the returns of the Sculptor Credit Opportunities Master Fund for nine months ended September 30, 2021 were 18.3% gross and 14.5% net, for year ended December 31, 2020 were 0.7% gross and (1.8)% net, for nine months ended September 30, 2020 were (6.0)% gross and (7.7)% net, and annualized since inception through September 30, 2021 were 13.8% gross and 9.9% net.

(f) Source: Bloomberg, HFRX. The comparison shows the returns of the ICE BofAML Global High Yield Index (HW00) and HFRX Fixed Income Credit Index (HFRXFIC) (the “Broader Market Indices”) against Sculptor Credit Opportunities Master Fund. During the third quarter of 2021, we included a comparison to the HFRX index, updated from the HFRI index previously used, as we believe it is a more representative comparison. The comparisons are intended solely for illustrative purposes to show a historical comparison of the Sculptor Credit Opportunities Master Fund to the broader credit markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Credit Opportunities Master Fund will perform relative to the Index in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in Sculptor Credit Opportunities Master Fund and will therefore have different risk and reward profiles.

(g) Gross IRR for the Company's real estate funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the aggregated investments as of September 30, 2021, including the fair value of unrealized and partially realized investments as of such date, together with any unrealized appreciation or depreciation from related hedging activity. Gross IRR is not adjusted for estimated management fees, incentive income allocated to the general partner of the fund or other fees or expenses to be paid by the fund, which would reduce the return.

(h) Net IRR is calculated as described in footnotes (g) and (l), but is reduced by management fees and for the real estate funds other fund-level fees and expenses not adjusted for in the calculation of gross IRR. Net IRR is further reduced by accrued and paid incentive income allocated to the general partner of the fund, which will be payable upon the distribution of each fund's capital in accordance with the terms of the relevant fund. Accrued incentive income allocated to the general partner of the fund may be higher or lower at such time. The net IRR represents a composite rate of return for a fund and does not reflect the net IRR specific to any individual investor.

(i) Appreciation (depreciation) reflects the aggregate net capital appreciation (depreciation) for the entire period and is presented on a total return basis, net of all fees and expenses (except incentive income allocated to the general partner of the fund on unrealized Special Investments), and includes the reinvestment of all dividends and other income. Management fees and incentive income allocated to the general partner of the fund vary by product.

(j) Includes the effects of changes in the par value of the underlying collateral of the CLOs, foreign currency translation changes in the measurement of assets under management of our European CLOs and changes in the portfolio appraisal value for aircraft securitization vehicles.

(k) Represents funded capital commitments net of recallable distribution to investors.

(l) Gross internal rate of return ("IRR") for the Company's closed-end opportunistic credit funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the fund as of September 30, 2021, including the fair value of unrealized investments as of such date, together with any appreciation or depreciation from related hedging activity. Gross IRR does not include the effects of management fees or incentive income allocated to the general partner of the fund, which would reduce the return, and includes the reinvestment of all fund income.

(m) Gross multiple of invested capital ("MOIC") for the Company's closed-end opportunistic credit funds is calculated by dividing the sum of the net asset value of the fund, accrued incentive income allocated to the general partner of the fund, life-to-date incentive income allocated to the general partner of the fund and management fees paid and any non-recallable distributions made from the fund by the invested capital.

(n) These funds have concluded their investment periods, and therefore the Company expects assets under management for these funds to decrease as investments are sold and the related proceeds are distributed to the investors in these funds.

(o) An investment is considered partially realized when the total amount of proceeds received, including dividends, interest or other distributions of income and return of capital, represents at least 50% of invested capital.

(p) Invested capital represents total aggregate contributions made for investments by the fund.

(q) Total value represents the sum of realized distributions and the fair value of unrealized and partially realized investments as of September 30, 2021. Total value will be impacted (either positively or negatively) by future economic and other factors. Accordingly the total value ultimately realized will likely be higher or lower than the amounts presented as of September 30, 2021.

(r) Gross MOIC for the Company's real estate funds is calculated by dividing the value of a fund's investments by the invested capital, prior to adjustments for incentive income allocated to the general partner of the fund, management fees or other expenses to be paid by the fund.

(s) This fund has invested less than half of its committed capital; therefore, IRR and MOIC information is not presented, as it is not meaningful.

(t)Customized Credit Focused Platform - Footnotes

Weighted Average Returns: Weighted Average Returns reflect the total profit & loss divided by the weighted average capital base for the period.
Gross IRR represents estimated, unaudited, annualized pre-tax returns based on the timing of cash inflows and outflows from contributions into and distributions from the Platform to its fee paying investors (excluding management fees incurred by the Platform and incentive income allocated to the general partner of the fund).
Net IRR is the gross IRR adjusted to reflect actual management fees incurred by the Platform and incentive income allocated to the general partner of the fund.
Net Invested Capital Multiple: Given the Platform has an active liquid investment program, a key element of which includes ramping up and ramping down depending on market conditions - much of which has recently been deployed - this is a multiple measuring the current net asset value over the Net Invested Capital, where Net Invested Capital represents cumulative contributions less cumulative distributions.

Forward Looking Statements
This press release and earnings presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current views with respect to, among other things, future events, its operations and its financial performance. The Company generally identifies forward-looking statements by terminology such as "outlook," "believe," "expect," "potential," "continue," "may," "will," "should," "could," "seek," "approximately," "predict," "intend," "plan," "estimate," "anticipate," "opportunity," "comfortable," "assume," "remain," "maintain," "sustain," "achieve," "see," "think," "position" or the negative version of those words or other comparable words.
Any forward-looking statements contained in this press release are based upon historical information and on the Company's current plans, estimates and expectations. The inclusion of this or other forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates or expectations contemplated by the Company will be achieved. The Company cautions that forward-looking statements are subject to numerous assumptions, estimates, risks and uncertainties including but not limited to the following: global economic, business, market and geopolitical conditions, including the impact of public health crises, such as the ongoing COVID-19 pandemic; U.S. and foreign regulatory developments relating to, among other things, financial institutions and markets, government oversight, fiscal and tax policy; the outcome of third-party litigation involving the Company; the consequences of the Foreign Corrupt Practices Act settlements with the SEC and the U.S. Department of Justice and any claims arising therefrom; whether the Company realizes all or any of the anticipated benefits from the recapitalization and other related transactions; whether the recapitalization and other related transactions result in any increased or unforeseen costs, indemnification obligations or have an impact on the Company's ability to retain or compete for professional talent or investor capital; conditions impacting the alternative asset management industry; the Company's ability to retain existing investor capital; the Company's ability to successfully compete for fund investors, assets, professional talent and investment opportunities; the Company's ability to retain its active executive managing directors, managing directors and other investment professionals; the Company's successful formulation and execution of its business and growth strategies; the Company's ability to appropriately manage conflicts of interest and tax and other regulatory factors relevant to its business; the anticipated benefits of changing the Company's tax classification from a partnership to a corporation and subsequently converting from a limited liability company to a corporation; and assumptions relating to the Company's operations, investment performance, financial results, financial condition, business prospects, growth strategy and liquidity.
If one or more of these or other risks or uncertainties materialize, or if the Company’s assumptions or estimates prove to be incorrect, its actual results may vary materially from those indicated in these statements. These factors are not and should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risks that are included in the Company’s filings with the SEC, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2020, dated February 23, 2021, and quarterly report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, dated May 6, 2021 and August 5, 2021, respectively, as well as may be updated from time to time in the Company’s other SEC filings. There may be additional risks, uncertainties and factors that the Company does not currently view as material or that are not known. The forward-looking statements contained in this press release are made only as of the date of this press release. The Company does not undertake to update any forward-looking statement because of new information, future developments or otherwise except as may be required by law. This press release does not constitute an offer of any Sculptor Capital fund.
The Company files annual, quarterly and current reports, proxy statements and other information required by the Exchange Act of 1934, as amended, with the SEC. The Company makes available free of charge on its website (www.sculptor.com) its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendment to those filings as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The Company also uses its website to distribute company information, including assets under management by investments strategy, and such information may be deemed material. Accordingly, investors should monitor the Company's website, in addition to its press releases, SEC filings and public conference calls and webcast.